EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-37304, 333-74940, 333-114979, 333-123948 and 333-137869 of The Management Network Group, Inc. on Form S-8 of our report dated May 14, 2007 relating to the financial statements of The Management Network Group, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a restatement and the Company’s adoption of a new accounting standard) appearing in this Annual Report on Form 10-K of The Management Network Group, Inc. for the fiscal year ended December 30, 2006.

/s/ DELOITTE & TOUCHE LLP KANSAS CITY, MISSOURI May 14, 2007